News Release
Contact: Ashis Bhattacharya - Investor Relations - 641-585-6414 - abhattacharya@wgo.net
Media Contact: Sam Jefson - Public Relations Specialist - 641-585-6803 - sjefson@wgo.net

WINNEBAGO INDUSTRIES ANNOUNCES SECOND QUARTER FISCAL 2017 RESULTS
-- Quarterly gross margin expansion of 210 basis points compared to prior year --
-- Towable segment accounted for 46% of revenue in second quarter of Fiscal 2017 --

FOREST CITY, IOWA, March 22, 2017 - Winnebago Industries, Inc. (NYSE:WGO), a leading United States recreation vehicle manufacturer, today reported financial results for the Company's second quarter of Fiscal 2017.

Second Quarter Fiscal 2017 Results
Revenues for the Fiscal 2017 second quarter ended February 25, 2017, were $370.5 million, an increase of 64.2%, compared to $225.7 million for the Fiscal 2016 period. Gross profit was $49.3 million, an increase of 95.1% compared to $25.3 million for the Fiscal 2016 period as gross profit margins expanded 210 basis points driven by the favorable inclusion of Grand Design products within the overall sales mix. Operating income was $28.4 million for the current quarter, an improvement of 110.1% compared to $13.5 million in the second quarter of last year. Fiscal 2017 second quarter net income was $15.3 million, or $0.48 per diluted share, an increase of 63.3% compared to $9.4 million, or $0.35 per diluted share, in the same period last year.

President and Chief Executive Officer Michael Happe commented, “Our second quarter results reflect our progress in transforming Winnebago into a larger company with greater scale, a more balanced portfolio, increased profitability and better positioned to compete effectively across the entire RV market. In our first full quarter with Grand Design as part of our organization, we continued to deliver significant wholesale and retail growth in our Towable segment, enabling us to reach our highest level of consolidated gross margin in nearly a decade. In addition to delivering improved profitability, we also made significant progress in further strengthening our balance sheet by reducing our debt by $13 million in the quarter. As we move into the second half of 2017, we intend to build on this momentum by further expanding Towable market penetration and working diligently to improve future results for our Motorized business by strengthening product value and leveraging our reputation for industry leading customer service."

Significant items impacting income before income taxes in the second quarter of Fiscal 2017:

•
Postretirement health care benefit income: as previously disclosed, the Company’s decision to terminate its postretirement health care plan effective January 1, 2017 positively impacted the quarter by $12.0 million or $0.25 per diluted share, net of tax, compared to prior year postretirement health care benefit income of $1.6 million or $0.04 per diluted share, net of tax. All of the benefits of this plan termination have now been recorded in the financial statements and there will be no further impact on a prospective basis.

•	Grand Design acquisition related expenses:

◦	additional transaction costs related to the Grand Design acquisition were $0.5 million, or $0.01 per diluted share, net of tax

◦
a full quarter of amortization expense of $10.4 million was recorded related to the definite-lived intangible assets acquired, or $0.22 per diluted share, net of tax. We expect that there will be a similar level of amortization expense in the third quarter of Fiscal 2017 as the remaining backlog-related intangible assets are amortized. Starting in the fiscal fourth quarter, we expect amortization expense will be approximately $2.0 million per quarter through Fiscal 2021.

◦	a full quarter of interest expense of $5.2 million was recorded related to the debt established to fund the acquisition, or $0.11 per diluted share, net of tax.
Excluding these items as well as depreciation expense, consolidated adjusted EBITDA (a non-GAAP measure) was $29.1 million compared to $13.3 million last year, an increase of 118.5%.

Motorized
Revenues for the Motorized segment were $198.9 million for the quarter, down 3.0% from the previous year. Although unit deliveries were up 3.6% over the prior year same quarter, the average selling price of product sold decreased 5.2% due to a shift in product mix. Segment Adjusted EBITDA was $9.1 million, down 22.3% from the prior year. Adjusted EBITDA decreased 110 basis points, primarily driven by product mix, pricing pressures and acceleration of West Coast operations.

Towable
Revenues for the Towable segment were $171.6 million for the quarter, up $151.0 million over the prior year, driven by the addition of $143.6 million in revenue from the Grand Design acquisition and continued strong organic growth from Winnebago-branded Towable products in excess of 36%. Segment Adjusted EBITDA was $20.0 million, up $18.4 million over the prior year. Adjusted EBITDA increased 400 basis points primarily due to the inclusion of Grand Design's products within this segment.

Balance Sheet
As of February 25, 2017, the Company had total outstanding debt of $329.5 million ($340.0 million of debt, net of debt issuance costs of $10.5 million) and working capital of $142.1 million. The debt to equity ratio was 81.8% and the current ratio was 1.9 as of the end of the quarter. Cash from operations improved by $14.0 million compared to the same period last year.

Conference Call
Winnebago Industries, Inc. will conduct a conference call to discuss second quarter Fiscal 2017 results at 9:00 a.m. Central Time today. Members of the news media, investors and the general public are invited to access a live broadcast of the conference call via the Investor Relations page of the Company's website at http://investor.wgo.net. The event will be archived and available for replay for the next 90 days.

About Winnebago
Winnebago is a leading U.S. manufacturer of recreation vehicles under the Winnebago and Grand Design brands, which are used primarily in leisure travel and outdoor recreation activities. The Company builds quality motorhomes, travel trailers and fifth wheel products. Winnebago has multiple facilities in Iowa, Indiana, Oregon and Minnesota. The Company's common stock is listed on the New York and Chicago Stock Exchanges and traded under the symbol WGO. Options for the Company's common stock are traded on the Chicago Board Options Exchange. For access to Winnebago's investor relations material or to add your name to an automatic email list for Company news releases, visit http://investor.wgo.net.

Forward Looking Statements
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. A number of factors could cause actual results to differ materially from these statements, including, but not limited to increases in interest rates, availability of credit, low consumer confidence, availability of labor, significant increase in repurchase obligations, inadequate liquidity or capital resources, availability and price of fuel, a slowdown in the economy, increased material and component costs, availability of chassis and other key component parts, sales order cancellations, slower than anticipated sales of new or existing products, new product introductions by competitors, the effect of global tensions, integration of operations relating to mergers and acquisitions activities, any unexpected expenses related to ERP, risks relating to the integration of our acquisition of Grand Design including: risks inherent in the achievement of cost synergies and the timing thereof, risks related to the disruption of the transaction to Winnebago and Grand Design and its management, the effect of the transaction on Grand Design's ability to retain and hire key personnel and maintain relationships with customers, suppliers and other third parties, risk related to compliance with debt covenants and leverage ratios, risks related to integration of the two companies and other factors. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested is contained in the Company's filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or from the Company upon request. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any changes in the Company's expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based, except as required by law.

# # #

Winnebago Industries, Inc.
Condensed Consolidated Statements of Income (Unaudited)
(In thousands, except percent and per share data)

	Three Months Ended
	February 25, 2017		February 27, 2016
Net revenues	$370,510	100.0%	$225,672	100.0%
Cost of goods sold	321,194	86.7%	200,396	88.8%
Gross profit	49,316	13.3%	25,276	11.2%
Operating expenses:
Selling	9,553	2.6%	4,929	2.2%
General and administrative	12,540	3.4%	8,437	3.7%
Postretirement health care benefit income	(11,983)	(3.2)%	(1,593)	(0.7)%
Transaction costs	463	0.1%	—	—%
Amortization of intangible assets	10,367	2.8%	—	—%
Total operating expenses	20,940	5.7%	11,773	5.2%
Operating income	28,376	7.7%	13,503	6.0%
Interest expense	5,178	1.4%	—	—%
Non-operating expense	4	—%	18	—%
Income before income taxes	23,194	6.3%	13,485	6.0%
Provision for income taxes	7,916	2.1%	4,131	1.8%
Net income	$15,278	4.1%	$9,354	4.1%
Income per common share:
Basic	$0.48		$0.35
Diluted	$0.48		$0.35
Weighted average common shares outstanding:
Basic	31,577		26,936
Diluted	31,686		27,015
Percentages may not add due to rounding differences.

	Six Months Ended
	February 25, 2017		February 27, 2016
Net revenues	$615,818	100.0%	$439,895	100.0%
Cost of goods sold	537,627	87.3%	389,370	88.5%
Gross profit	78,191	12.7%	50,525	11.5%
Operating expenses:
Selling	15,423	2.5%	9,944	2.3%
General and administrative	22,446	3.6%	17,257	3.9%
Postretirement health care benefit income	(24,796)	(4.0)%	(2,938)	(0.7)%
Transaction costs	5,925	1.0%	—	—%
Amortization of intangible assets	12,418	2.0%	—	—%
Total operating expenses	31,416	5.1%	24,263	5.5%
Operating income	46,775	7.6%	26,262	6.0%
Interest expense	6,306	1.0%	—	—%
Non-operating income	(83)	—%	(117)	—%
Income before income taxes	40,552	6.6%	26,379	6.0%
Provision for taxes	13,536	2.2%	8,467	1.9%
Net income	$27,016	4.4%	$17,912	4.1%
Income per common share:
Basic	$0.91		$0.66
Diluted	$0.91		$0.66
Weighted average common shares outstanding:
Basic	29,707		26,956
Diluted	29,827		27,042
Percentages may not add due to rounding differences.

Winnebago Industries, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands)

	Feb 25, 2017	Aug 27, 2016
ASSETS
Current assets:
Cash and cash equivalents	$10,931	$85,583
Receivables, net	120,498	66,184
Inventories	148,456	122,522
Prepaid expenses and other assets	13,943	6,300
Total current assets	293,828	280,589
Total property and equipment, net	67,858	55,931
Other assets:
Goodwill	245,393	1,228
Other intangible assets, net	240,682	—
Investment in life insurance	26,862	26,492
Deferred income taxes	14,203	18,753
Other assets	5,895	7,725
Total assets	$894,721	$390,718

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$66,873	$44,134
Current maturities of long-term debt	11,301	—
Income taxes payable	—	19
Accrued expenses	73,513	48,796
Total current liabilities	151,687	92,949
Non-current liabilities:
Long-term debt, less current maturities	318,164	—
Unrecognized tax benefits	1,926	2,461
Deferred compensation and postretirement health care benefits, net of current portion	19,370	26,949
Other	959	—
Total non-current liabilities	340,419	29,410
Shareholders' equity	402,615	268,359
Total liabilities and shareholders' equity	$894,721	$390,718

Winnebago Industries, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	Six Months Ended
	Feb 25, 2017	Feb 27, 2016
Operating activities:
Net income	$27,016	$17,912
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	3,428	2,763
Amortization of intangible assets	12,418	—
Amortization of debt issuance costs	485	—
LIFO expense	598	588
Stock-based compensation	1,539	1,266
Deferred income taxes	6,857	819
Postretirement benefit income and deferred compensation expenses	(24,034)	(1,915)
Other	(452)	(502)
Change in assets and liabilities:
Inventories	(11,232)	(22,592)
Receivables, prepaid and other assets	(21,551)	(8,988)
Income taxes and unrecognized tax benefits	(4,631)	(1,456)
Accounts payable and accrued expenses	16,131	5,265
Postretirement and deferred compensation benefits	(1,430)	(1,972)
Net cash provided by (used in) operating activities	5,142	(8,812)

Investing activities:
Purchases of property, plant and equipment	(6,938)	(16,357)
Proceeds from the sale of property	65	10
Acquisition of business, net of cash acquired	(394,694)	—
Proceeds from life insurance	—	295
Other	620	(3)
Net cash used in investing activities	(400,947)	(16,055)

Financing activities:
Payments for purchase of common stock	(1,365)	(3,054)
Payments of cash dividends	(6,370)	(5,455)
Payments of debt issuance costs	(11,020)	—
Borrowings on credit facility	366,400	—
Repayment of credit facility	(26,400)	—
Other	(92)	9
Net cash provided by (used in) financing activities	321,153	(8,500)

Net decrease in cash and cash equivalents	(74,652)	(33,367)
Cash and cash equivalents at beginning of period	85,583	70,239
Cash and cash equivalents at end of period	$10,931	$36,872

Supplemental cash flow disclosure:
Income taxes paid, net	$11,692	$12,848
Interest paid	$1,731	$—
Non-cash transactions:
Issuance of Winnebago common stock for acquisition of business	$124,066	$—
Capital expenditures in accounts payable	$322	$750

Winnebago Industries, Inc.
Supplemental Information by Reportable Segment (Unaudited) - Motorized
(In thousands, except unit data)

	Quarter Ended
	Feb 25, 2017	% of Revenue	Feb 27, 2016	% of Revenue	Change
Net revenues	$198,936		$205,138		$(6,202)	(3.0)%
Adjusted EBITDA	9,117	4.6%	11,740	5.7%	(2,623)	(22.3)%

Unit deliveries	Feb 25, 2017	Product Mix % (1)	Feb 27, 2016	Product Mix % (1)	Change
Class A	800	38.0%	836	41.1%	(36)	(4.3)%
Class B	376	17.8%	258	12.7%	118	45.7%
Class C	931	44.2%	939	46.2%	(8)	(0.9)%
Total motorhomes	2,107	100.0%	2,033	100.0%	74	3.6%

	Six Months Ended
	Feb 25, 2017	% of Revenue	Feb 27, 2016	% of Revenue	Change
Net revenues	$394,061		$402,478		$(8,417)	(2.1)%
Adjusted EBITDA	19,140	4.9%	23,464	5.8%	(4,324)	(18.4)%

Unit deliveries	Feb 25, 2017	Product Mix % (1)	Feb 27, 2016	Product Mix % (1)	Change
Class A	1,466	35.7%	1,587	40.1%	(121)	(7.6)%
Class B	677	16.5%	497	12.6%	180	36.2%
Class C	1,964	47.8%	1,870	47.3%	94	5.0%
Total motorhomes	4,107	100.0%	3,954	100.0%	153	3.9%

			As Of
Backlog (2)			Feb 25, 2017	Feb 27, 2016	Change
Units			2,143	2,792	(649)	(23.2)%
Dollars			$191,522	$253,492	$(61,970)	(24.4)%

Dealer Inventory
Units			5,068	4,737	331	7.0%

(1) Percentages may not add due to rounding differences.
(2) We include in our backlog all accepted orders from dealers to be shipped within the next six months. Orders in backlog can be canceled or postponed at the option of the dealer at any time without penalty and, therefore, backlog may not necessarily be an accurate measure of future sales.

Winnebago Industries, Inc.
Supplemental Information by Reportable Segment (Unaudited) - Towable
(In thousands, except unit data)

	Quarter Ended
	Feb 25, 2017	% of Revenue	Feb 27, 2016	% of Revenue	Change
Net revenues	$171,574		$20,534		$151,040	735.6%
Adjusted EBITDA	19,954	11.6%	1,563	7.6%	18,391	1,176.6%

Unit deliveries	Feb 25, 2017	Product Mix % (1)	Feb 27, 2016	Product Mix % (1)	Change
Travel trailer	3,046	56.3%	796	83.4%	2,250	282.7%
Fifth wheel	2,365	43.7%	158	16.6%	2,207	1,396.8%
Total towables	5,411	100.0%	954	100.0%	4,457	467.2%

	Six Months Ended
	Feb 25, 2017	% of Revenue	Feb 27, 2016	% of Revenue	Change
Net revenues	$221,757		$37,417		$184,340	492.7%
Adjusted EBITDA	24,610	11.1%	2,623	7.0%	21,987	838.2%

Unit deliveries	Feb 25, 2017	Product Mix % (1)	Feb 27, 2016	Product Mix % (1)	Change
Travel trailer	4,555	61.4%	1,520	85.9%	3,035	199.7%
Fifth wheel	2,868	38.6%	250	14.1%	2,618	1,047.2%
Total towables	7,423	100.0%	1,770	100.0%	5,653	319.4%

			As Of
Backlog (2)			Feb 25, 2017	Feb 27, 2016	Change
Units			8,490	168	8,322	4,953.6%
Dollars			$261,995	$3,336	$258,659	7,753.6%

Dealer Inventory
Units			9,216	2,306	6,910	299.7%

(1) Percentages may not add due to rounding differences.
(2) We include in our backlog all accepted orders from dealers to be shipped within the next six months. Orders in backlog can be canceled or postponed at the option of the dealer at any time without penalty and, therefore, backlog may not necessarily be an accurate measure of future sales.

Winnebago Industries, Inc.

Non-GAAP Reconciliation

The Company has provided non-GAAP financial measures, which are not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the accompanying news release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the news release. The non-GAAP financial measures in the accompanying news release may differ from similar measures used by other companies.

The following table reconciles net income to consolidated Adjusted EBITDA.

	Quarter Ended		Six Months Ended
(In thousands)	Feb 25, 2017	Feb 27, 2016	Feb 25, 2017	Feb 27, 2016
Net income	$15,278	$9,354	$27,016	$17,912
Interest expense	5,178	—	6,306	—
Provision for income taxes	7,916	4,131	13,536	8,467
Depreciation	1,848	1,393	3,428	2,763
Amortization of intangible assets	10,367	—	12,418	—
EBITDA	40,587	14,878	62,704	29,142
Postretirement health care benefit income	(11,983)	(1,593)	(24,796)	(2,938)
Transaction costs	463	—	5,925	—
Non-operating expense (income)	4	18	(83)	(117)
Adjusted EBITDA	$29,071	$13,303	$43,750	$26,087

The Company has provided non-GAAP performance measures of EBITDA and Adjusted EBITDA as a comparable measure to illustrate the effect of non-recurring transactions occurring during the quarter and improve comparability of our results from period to period. EBITDA is defined as net income before interest expense, provision for income taxes, and depreciation and amortization expense.  We believe EBITDA and Adjusted EBITDA provide meaningful supplemental information about our operating performance because they exclude amounts that we do not consider part of our core operating results when assessing our performance. These types of adjustments are also specified in the definition of certain measures required under the terms of our credit facility. Examples of items excluded from Adjusted EBITDA include the postretirement health care benefit results from terminating the plan and the transaction costs related to our acquisition of Grand Design.

Management uses these non-GAAP financial measures (a) to evaluate the Company’s historical and prospective financial performance as well as its performance relative to competitors and peers as they assist in highlighting trends; (b) to measure operational profitability on a consistent basis; (c) in presentations to the members of our board of directors to enable our board of directors to have the same measurement basis of operating performance as is used by management in their assessments of performance and in forecasting and budgeting for our company; (d) to evaluate potential acquisitions; and, (e) to ensure compliance with covenants and restricted activities under the terms of our credit facility. We believe these non-GAAP financial measures are frequently used by securities analysts, investors and other interested parties to evaluate companies in our industry.